Exhibit 10(u)
POTASH CORPORATION OF SASKATCHEWAN INC.
AMENDMENT TO THE AGREEMENT
          WHEREAS, the Potash Corporation of Saskatchewan Inc., a corporation organized under the laws of Canada (the “Corporation”), entered into an agreement (the “Agreement”) that was most recently amended and restated as of February 20, 2007 with William J. Doyle of Northbrook, Illinois, an executive of the Corporation (the “Executive”), for the provision by the Corporation to the Executive (or, in the event of the Executive’s death, to the Executive’s designated beneficiary) of a supplemental retirement benefit;
          WHEREAS, the Corporation and the Executive now desire to amend the Agreement to conform its provisions to the requirements of the 409A Guidance (as hereinafter defined), effective as of January 1, 2005;
          NOW, THEREFORE, the Agreement is hereby amended, effective as of January 1, 2005, as follows:
1.	Paragraph 1 of the Plan is hereby amended by adding the following definitions at the end thereof to read as follows:

“The term “Code” means the Internal Revenue Code of 1986, as amended.”

“The term “409A Guidance” means Code section 409A and any guidance issued thereunder, including, without limitation, any proposed, temporary or final regulations or any other guidance issued by the Secretary of the U.S. Treasury or the Internal Revenue Service with respect thereto.”

“For purposes of this Agreement, the term “Pension Plan” means the PCS Inc. Pension Plan and the PCS U.S. Employees’ Savings Plan, from which the Executive is entitled to benefits by reason of his service with the Corporation. For purposes of paragraph 4(c) hereof, (a) the annual retirement benefit which can be provided to the Executive under the PCS Inc. Pension Plan shall be determined based on the Executive’s account balance under such plan as of the payment date under paragraph 5(b) hereof, determined as if the Executive’s account had been invested in the Over 25 Years Conservative Fund, and (b) the annual retirement benefit which can be provided to the Executive under the PCS U.S. Employees’ Savings Plan shall be determined as of the payment date under paragraph 5(b) hereof as if 503,040.07 had been invested in the Fidelity Freedom 2015 Fund after December 31, 2004.”

“The term “Separation from Service” means any termination of employment with the Corporation and all Affiliates for any reason; provided, however, that no Separation from Service is deemed to occur while the Executive is on military leave, sick leave or other bona fide leave of absence that does not exceed six (6) months, or if longer, the period during which the Executive’s right to reemployment with the Corporation is provided either by statute or by contract. For purposes of determining whether a Separation from Service from the Corporation has occurred, “Affiliate(s)” means any entity whose employees, together with the employees of the Corporation, are required by Code section 414(b) or (c) to be treated as if employed by a single employer, except that in applying Code section 1563(a)(1), (2), and (3) for purposes of Code section 414(b) or in applying Treas. Reg. §1.414(c)-2 for purposes of Code section 414(c), the language “at least 50 percent” shall be used instead of the language “at least 80 percent” each place it appears in such Code and regulations sections. Whenever this Agreement refers to a “termination of employment” or “retirement” or to the Executive’s terminating employment or retiring, such references shall mean “Separation from Service” or to “Separate from Service” (provided that in the case of “retirement”, the Executive’s Separation from Service must occur after the Executive has attained age 55 and completed at least five (5) years of Continuous Service). Whether the Executive has incurred a Separation from Service shall be determined in accordance with the 409A Guidance.”

2.	The first paragraph of section (b) of paragraph 5 of the Agreement is hereby amended, in its entirety, to read as follows:

“The lump sum payment described in section (a) above shall be made to the Executive on the date that is six months following the date the Executive retires from the Corporation. Should the Executive die after retirement, but prior to receiving payment, such lump sum payment shall be made to the Executive’s Spouse or other beneficiary designated by the Executive, or otherwise to the Executive’s estate ninety (90) days after the Executive’s death.”

3.	Paragraph 5 of the Agreement is hereby amended by adding, immediately after section (b) thereof, a new section (c) to read as follows:
“(c)	Code Section 409A Distributions
If, due to the application of the 409A Guidance, all or any portion of the Executive’s benefit under this Agreement becomes taxable to the Executive prior to receipt, the Executive may apply to the Committee before a Change in Control, or the trustee of the trust after a Change in Control, for a distribution of that portion of his benefit that has become taxable pursuant to the 409A Guidance. Upon the approval of such an application, which approval shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Committee (or the trustee) shall distribute to the Executive immediately available funds in an amount equal to the taxable portion of his benefit (which amount shall not exceed the present value of the Executive’s benefit under the Plan). If the application is approved, the distribution shall be made within ninety (90) days of the date when the Executive’s application is approved. Such a distribution shall affect and reduce the benefits to be paid under this Plan.”
4.	The Agreement is hereby amended by adding, immediately after paragraph 7 thereof, a new paragraph 8 to read as follows:
“8.	Section 409A
It is intended that the Agreement comply with the 409A Guidance to prevent the inclusion in gross income of any amount available to the Executive hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executive. All provisions in the Agreement shall be interpreted in a manner consistent with the 409A Guidance. Notwithstanding the foregoing, the Corporation does not guarantee any tax consequences of the Executive’s entitlement to or receipt of payments under the Agreement, and the Executive shall be solely responsible for payment of any tax obligations he may incur in connection with the benefits provided under the Agreement.”
5.	In all other respects the Agreement remains unchanged.
EXECUTED on this 24th day of December, 2008.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ John W. Estey

William J. Doyle
/s/ William J. Doyle
SIGNED SEALED AND DELIVERED in the presence of:

Barbara Jane Irwin
Name of Witness

/s/ Barbara Jane Irwin
Signature of Witness